Exhibit 99.3

Consent of Evercore Group L.L.C.

December 5, 2025

SM Energy Company

1700 Lincoln Street, Suite 3200

Denver, Colorado 80203

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated November 2, 2025, to the Board of Directors of SM Energy Company (“SM Energy”), as Annex B to, and reference thereto under the captions “Summary- Opinion of SM Energy’s Financial Advisor ”, “The Mergers- Background of the Mergers”, “The Mergers- Recommendation of the SM Energy Board and Reasons for the Mergers”, “The Mergers- Opinion of SM Energy’s Financial Advisor” and “The Mergers- Certain SM Energy Unaudited Prospective Financial Information” in the joint proxy statement/prospectus included in the Registration Statement on Form S-4 filed by Civitas Resources, Inc. (“Civitas”) with the U.S. Securities and Exchange Commission (the “SEC”) on December 5, 2025 (the “Registration Statement”), and relating to the proposed mergers involving SM Energy and Civitas. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement/prospectus or any other document, except with our prior written consent. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Dan Ward
Dan Ward
Senior Managing Director